Contact:	Allen & Caron Inc.	RITA Medical Systems, Inc.
	Jill Bertotti (investors)	Joseph DeVivo, Chief Executive Officer
	jill@allencaron.com	Stephen Pedroff, VP Marketing Communications
	949-474-4300	510-771-0400
	SurfMedia Communications	jdevivo@ritamed.com
	Juliana Minsky (media)	spedroff@ritamed.com
jm@surfmedia.com
805-962-3700

RITA MEDICAL SYSTEMS HOLDS ANNUAL MEETING OF STOCKHOLDERS

FREMONT, Calif., June 9, 2005 -- RITA Medical Systems, Inc. (Nasdaq: RITA) today announced that the Company held its Annual Meeting of Stockholders on Wednesday, June 8, 2005, at Heller Ehrman LLP in Menlo Park, CA, as scheduled. A quorum of stockholders was present in person or by proxy. All proposals submitted to the Company’s stockholders were approved, including the reelection of three Class II directors to the Board of Directors for three-year terms; the adoption of a 2005 Stock and Incentive Plan; and amendments to the Company’s 2000 Directors’ Stock Plan. The proposal to re-appoint PricewaterhouseCoopers LLP as the Company’s independent accountants was not considered.

The directors reelected to serve until the Company’s 2008 Annual Meeting are James E. Brands, principal of Brands & Co.; Thomas J. Dugan, consultant to medical device companies; and Wesley E. Johnson, Jr., Division Vice President, Finance at Abbott Spine. The names of the Class I and Class III directors whose terms expire at the Company’s 2007 and 2006 Annual Meetings, respectively, are Vincent Bucci, President of Health Policy Associates, Inc.; Joseph DeVivo, RITA’s President and CEO; Scott Halsted, General Partner and Principal at Morgan Stanley, Dean Witter Venture Partners; Randy Lindholm, consultant to life sciences companies; and Robert Tucker, Chairman and CEO of Maximum Benefits, LLC.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary Vortex® technology; tunneled central venous catheters; safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA Company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The RITA Medical Systems website is at www.ritamedical.com.

The statements in this news release are not intended to predict the Company’s future and financial operating performance. Information regarding risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements is included in the Company's filings with the Securities and Exchange Commission.

# # # #